UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010 (March 3, 2010)

AVIS BUDGET GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	1-10308	06-0918165
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (973) 496-4700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On March 3, 2010, Avis Budget Group, Inc. (the “Company”) announced that its wholly-owned subsidiary, Avis Budget Car Rental, LLC, is planning to offer $400 million aggregate principal amount of senior notes. The notes will be senior obligations of Avis Budget Car Rental, LLC, and will be guaranteed on a senior basis by the Company and certain of its domestic subsidiaries. The offering is subject to market and customary conditions. The Company intends to use the net proceeds of the offering, together with cash on hand, to repay outstanding indebtedness under its floating rate term loan (which, including the effect of interest rate hedges, has an effective interest rate of approximately 9.2%) and for general corporate purposes.

The notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Company has also proposed an amendment to its senior secured credit facility. In conjunction with such amendment, the Company would reduce the maximum aggregate amount of debt outstanding under its senior secured credit facility to $1.5 billion (from more than $1.9 billion currently), extend the maturities of a substantial portion of the credit facility by two years, increase the interest rate spreads by 50 basis points on the extended portions of the credit facility, significantly reduce the principal amount of the term loan outstanding under the facility, revise the financial and non-financial covenants under the facility to provide more flexibility to the Company, and pay normal and customary fees and expenses.

If the senior secured credit facility amendment is successfully completed, the Company expects that, immediately following the completion of the amendment, the credit facility would be comprised of approximately $965 million of revolving credit commitments expiring in 2013, approximately $210 million of revolving credit commitments expiring in 2011, approximately $265 million of term loan debt maturing in 2014, and approximately $60 million of term loan debt maturing in 2012. As of March 3, 2010, there are no borrowings outstanding under the revolving credit portion of the credit facility.

Although the Company has already received commitments from lenders for the proposed amendment, such amendment is subject to a reduction in the amount of term loan outstanding (which condition we intend to help satisfy with the proceeds of the senior notes offering) and satisfaction of customary closing conditions. There can be no assurance that the proposed amendment to the senior secured credit facility or the senior notes offering will be completed as contemplated or at all.

A copy of the current draft of the senior secured credit agreement, as amended by the proposed amendment, is attached hereto as Exhibit 99.2 and is incorporated by reference herein. The final version of the amended senior secured credit agreement may differ materially from the copy set forth on Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release Dated March 3, 2010

Exhibit 99.2	Draft Senior Secured Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC.

Date: March 3, 2010	By:	/s/ Jean M. Sera
	Name:	Jean M. Sera
	Title:	Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release Dated March 3, 2010

99.2	Draft Senior Secured Credit Agreement